Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-175002, No. 333-175559, No. 333-235472, No. 333-264756 and No. 333-264776) on Form S-3, the registration statements ( No. 333- 175002, No. 333-175559 and No. 333-235472) on Form S-3/A, the registration statements (No. 333-164928, No. 333-182269, No. 333-197492, No. 333-218829, No. 333-229348, No. 333-232097 and No. 333-265515) on Form S-8, and the registration statement (No. 333-164926) on Form S-1/A of Kennedy-Wilson Holdings, Inc. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Kennedy-Wilson Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Los Angeles, California
February 22, 2024